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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549





                                  FORM 8-A/A-4





               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




                          BAY VIEW CAPITAL CORPORATION
             (Exact name of registrant as specified in its charter)



             Delaware                                     94-3078031
(State of incorporation or organization)               (I.R.S. Employer
                                                      Identification No.)


1840 Gateway Drive, San Mateo, California                   94404
(Address of principal executive offices)                  (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:  None

Securities to be registered pursuant to Section 12(g) of the Act:


                        Stock Purchase Rights
                          (Title of Class)






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Item 1.  Description of Registrant's Securities to be Registered.

         Item 1 of the Application of Bay View Capital Corporation (the "Company") for Registration of Stock Purchase Rights on Form 8-A, dated August 3, 1990, as amended on Form 8 filed on September 7, 1990, Form 8 filed on March 3, 1993 and Form 8-A/A-3 filed on October 10, 1997 (the "Application"), is hereby amended to substitute the following paragraph for the second paragraph under Item 1 of the Application:

                  "The Rights will be evidenced by the Common Stock certificates until the close of business on the earlier of (either, the "Separation Time") (i) the tenth business day (or such later date as the Board of Directors of the Company may from time to time fix by resolution adopted prior to the Separation Time that would otherwise have occurred) after the date on which any Person (as defined in the Rights Agreement) (other than the Company, a majority-owned subsidiary of the Company or any employee stock ownership or other employee benefit plan of the Company or a majority-owned subsidiary of the Company) commences a tender or exchange offer which, if consummated, would result in such Person's becoming the Beneficial Owner of 10% or more of the outstanding shares of Common Stock (any Person having such Beneficial Ownership being referred to as an "Acquiring Person", which term shall not include: (x) a Person who shall become the Beneficial Owner of 10% or more of the outstanding shares of Common Stock solely as a result of an acquisition by the Company of shares of Common Stock until such time thereafter as such Person shall become the Beneficial Owner (other than by means of a stock dividend or stock split or by means of an acquisition solely from the Company of up to 25% of the Common Stock by such person if the issuance thereof was approved by the Company's Board of Directors) of any additional shares of Common Stock; (y) (i) any Person who Beneficially Owns less than 20% of the outstanding shares of Common Stock, all of which shares are owned by accounts under discretionary investment management by investment management companies, no account of which holds 10% or more of the outstanding shares of Common Stock (an "Institutional Holder") or (ii) any Person who was an Institutional Holder but ceased to be an Institutional Holder because such Person became the Beneficial Owner of 20% or more of the outstanding shares of Common Stock solely as a result of an acquisition by the Company of shares of Common Stock, until such time thereafter as such Person shall become the Beneficial Owner (other than by means of a stock dividend or stock split) of any additional shares of Common Stock, provided, however, that the exceptions set forth in this clause
         (y) shall be available only for so long as such Person is entitled to report such holdings on a Schedule 13G; or (z) any Person who is the Beneficial Owner of 10% or more of the outstanding shares of Common Stock but who acquired Beneficial Ownership of shares of Common Stock without any plan or intention to seek or affect control of the Company, if such Person promptly enters into an irrevocable commitment promptly to divest, and thereafter promptly divests (without exercising or retaining any power, including voting, with





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         respect  to  such  shares),  sufficient  shares  of  Common  Stock  (or securities convertible into, exchangeable into or exercisable for Common Stock) so that such Person ceases to be the Beneficial Owner of 10% or more of the outstanding shares of Common Stock), and (ii) the tenth day after the first date (the "Flip-in Date") of public announcement by the Company or an Acquiring Person that an Acquiring Person has become such, other than as a result of a Flip-over Transaction or Event (as defined below); provided that if the foregoing results in the Separation Time being prior to the Record Time, the Separation Time shall be the Record Time and provided further that if a tender or exchange offer referred to in clause (i) is canceled, terminated or otherwise withdrawn prior to the Separation Time, without the purchase of any shares of stock pursuant thereto, such offer shall be deemed, for the purposes of this definition, never to have been made. The Rights Agreement provides that, until the Separation Time, the Rights will be transferred with and only with the Common Stock. Common Stock certificates issued after the Record Time but prior to the Separation Time shall evidence one Right for each share of Common Stock represented thereby and shall contain a legend incorporating by reference the terms of the Rights Agreement (as such may be amended from time to time). Notwithstanding the absence of the aforementioned legend, certificates evidencing shares of Common Stock outstanding at the Record Time shall also evidence one Right for each share of Common Stock evidenced thereby. Promptly following the Separation Time, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of Common Stock at the Separation Time."

Item 2.  Exhibits.

         Item 2 of the Application is amended to add an Exhibit (5), as follows:

         Exhibit No.                        Description

             (5) Third Amendment, dated as of September 28, 1998, to the Stockholder Protection Rights
                                            Agreement,  dated  as  of  July  31,
                                            1990,   between   the   Company  and
                                            ChaseMellon   Shareholder  Services,
                                            L.L.C.,    as   Rights   Agent,   as
                                            successor to  Manufacturers  Hanover
                                            Trust Company of California.






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                                    SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                             BAY VIEW CAPITAL CORPORATION



Date: September 29, 1998                     By:/s/ Robert J. Flax
                                                Robert J. Flax
                                                Executive Vice President,
                                                 General Counsel and Secretary







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       THIRD AMENDMENT TO THE STOCKHOLDER PROTECTION RIGHTS AGREEMENT

                        dated as of July 31, 1990 between

                          BAY VIEW CAPITAL CORPORATION

                                       and

                  CHASEMELLON SHAREHOLDER SERVICES, L.L.C.,

                                 as Rights Agent


         WHEREAS, the purpose of this document (this "Amendment") is to amend the Stockholder Protection Rights Agreement, dated as of July 31, 1990, between Bay View Capital Corporation and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, as successor to Manufacturers Trust Company of California (the "Rights Agreement");

         WHEREAS, this Amendment is in accordance with Section 5.4 of the Rights Agreement.

         NOW THEREFORE, in consideration of the premises, it is agreed as follows:

         Section 1.1 of the Rights Agreement be amended by revising the definition of "Acquiring Person" to read as follows in its entirety:

         "Acquiring Person" shall mean any Person who is a Beneficial Owner of 10% or more of the outstanding shares of Common Stock; provided, however, that the term "Acquiring Person" shall not include (i) any Person who shall become the Beneficial Owner of 10% or more of the outstanding shares of Common Stock solely as a result of an acquisition by the Company of shares of Common Stock, until such time thereafter as such Person shall become the Beneficial Owner (other than by means of a stock dividend or stock split) of any additional shares of Common Stock; (ii) any Person who shall become the Beneficial Owner of up to 25% of the outstanding shares of Common Stock solely as a result of an acquisition of Common Stock from the Company which issuance by the Company has been approved by a majority of the Company's Board of Directors; (iii) (a) any Person who Beneficially Owns less than 20% of the outstanding shares of Common Stock, all of which shares are owned by accounts under discretionary investment management by investment management companies, no account of which holds 10% or more of the outstanding shares of Common Stock (an "Institutional Holder") or
(b) any Person who was an Institutional Holder but ceased to be an Institutional Holder because such Person became the Beneficial Owner of 20% or more of the outstanding shares of Common Stock solely as a result of an acquisition by the Company of shares of Common Stock, until such time thereafter as such Person shall become the Beneficial Owner (other than by means of a stock dividend or stock split) of any additional shares of Common Stock,





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provided,  however,  that the exceptions set forth in this clause (iii) shall be available only for so long as such Person is entitled to report such holdings on a Schedule 13G; or (iv) any Person who is the Beneficial Owner of 10% or more of the outstanding shares of Common Stock but who acquired Beneficial Ownership of shares of Common Stock without any plan or intention to seek or affect control of the Company, if such Person promptly enters into an irrevocable commitment promptly to divest, and thereafter promptly divests (without exercising or retaining any power, including voting, with respect to such shares), sufficient shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) so that such Person ceases to be the Beneficial Owner of 10% or more of the outstanding shares of Common Stock.

         This Amendment may be executed in counterparts, which together shall constitute a single instrument.







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         IN WITNESS WHEREOF,  the undersigned have executed this Amendment as of this 28th day of September, 1998.


ATTEST                               BAY VIEW CAPITAL CORPORATION



/s/ Robert J. Flax                         /s/ Edward H. Sondker
-------------------------------            ---------------------------
Robert J. Flax                       By:   Edward H. Sondker
Secretary                            Its:  President and Chief Executive Officer



ATTEST                               CHASEMELLON SHAREHOLDER
                                      SERVICES, L.L.C.



/s/ Asa Drew                               /s/ Duane Knutson
--------------------------                 ------------------------------
Asa Drew                             By:   Duane Knutson
Assistant Vice President             Its:  Assistant Vice President